HECO Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Company, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-111073, 333-111073-01, 333-111073-02, and 333-111073-03 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and HECO Capital Trust III, respectively, of our report dated February 20, 2009, except as to Note 19, which is as of June 9, 2009, with respect to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, retained earnings, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the current report on Form 8-K of Hawaiian Electric Industries, Inc. dated June 9, 2009.

Our report refers to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007 and the effects of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, in 2009.

/s/ KPMG LLP

Honolulu, Hawaii
June 9, 2009